Exhibit 10.1

AMERISOURCEBERGEN CORPORATION

BENEFIT RESTORATION PLAN

(Amended and Restated effective December 1, 2013)

5.3	Forfeiture for Cause Termination	9

ARTICLE VI	PARTICIPANT ACCOUNTS	10
6.1	Separate Account	10
6.2	Investment Credits and Debits	10
6.3	Valuation of Account	10
6.4	Participant Statement	10

ARTICLE VII	DISTRIBUTION OF BENEFITS	11
7.1	Payment of Benefits Upon Termination of Employment	11
7.2	Payment of Benefits Upon Death	11
7.3	Payment of Benefits Upon a Change of Control	11

ARTICLE VIII	BENEFICIARY DESIGNATION	12
8.1	Beneficiary Designation	12
8.2	Change in Beneficiary Designation	12
8.3	Lack of Beneficiary Designation or Surviving Beneficiary	12

ARTICLE IX	ADMINISTRATION OF THE PLAN	13
9.1	Appointment of the Plan Administrator	13
9.2	Committee as Plan Administrator	13
9.3	Expenses of the Plan Administrator and Plan Costs	13
9.4	Records of the Plan Administrator	13
9.5	Plan Administrator’s Right to Administer and Interpret the Plan	13
9.6	Claims Procedure	14
9.7	Responsibility and Authority of the Plan Administrator	14
9.8	Indemnity of the Plan Administrator	15

ARTICLE X	AMENDMENT AND TERMINATION	16
10.1	Amendment	16
10.2	Termination	16

ARTICLE XI	MISCELLANEOUS	18
11.1	Unsecured Creditor	18
11.2	Unfunded Plan	18
11.3	Non-Assignability	18
11.4	Not a Contract of Employment	18
11.5	Receipt or Release	19
11.6	Governing Law	19
11.7	Binding Agreement	19
11.8	Invalidity of Certain Provisions	19
11.9	Incapacity	19
11.10	Forfeiture	19
11.11	Headings Not Part of Agreement	19
11.12	Masculine, Feminine, Singular and Plural	20
11.13	Withholding of Taxes	20
11.14	Number of Counterparts	20

ARTICLE I
NAME, EFFECTIVE DATE AND PURPOSE

1.1.                            Name

The name of the Plan is “AmerisourceBergen Corporation Benefit Restoration Plan,” hereinafter referred to as the “Plan.”  (Prior to December 1, 2013, the Plan was known as the “AmerisourceBergen Corporation Supplemental 401(k) Plan.”)

1.2.                            Effective Date

The effective date of the Plan is as of January 1, 2006.

1.3.                            Purpose

The purpose of the Plan is to provide deferred compensation on behalf of certain select highly compensated and management employees of AmerisourceBergen Corporation and its subsidiaries in accordance with the terms of the Plan as hereinafter set forth and to thereby provide supplemental retirement accumulations for such employees.

ARTICLE II

DEFINITIONS

2.1.                            Account or Participant’s Account

Shall mean the notional account maintained by the Plan Administrator pursuant to Section 6.1 which shall be comprised of Benefit Restoration Plan Credits, as adjusted for investment credits and debits and any distributions.

2.2.                            Affiliated Employer

Shall mean any member of the same controlled group of corporations as the Company or an Employer as determined under Section 414 of the Code.

2.3.                            Base Salary

Shall mean the base salary paid to a Participant in the applicable Plan Year.

2.4.                            Beneficiary or Beneficiaries

Shall mean the person or persons or a trust designated by a Participant to receive distribution of the then remaining balance of such Participant’s Account upon the death of such Participant.

2.5.                            Benefit Restoration Plan Credits

Shall mean the amounts credited to a Participant’s Account pursuant to Article IV.

2.6.                            Board of Directors

Shall mean the Board of Directors of AmerisourceBergen Corporation or to the extent delegated by the Board of Directors, the Compensation and Succession Planning Committee of the Board of Directors, as constituted from time to time.

2.7.                            Bonus

Shall mean the amount of any cash-based performance bonuses, incentive awards and commissions (before required withholdings) paid to an Employee for services rendered to the Company or a subsidiary in that Plan Year.  Performance-based bonuses do not include retention bonuses, sign-on bonuses or other amounts the payment of which is not conditioned upon the attainment of applicable business criteria.

2.8.                            Cause

Shall mean: (i) conviction of, or the entry of a plea of guilty or no contest to a felony or any other crime that causes the Company, or any of its respective affiliates, public disgrace or disrepute, or adversely affects the Company’s operations or financial performance or their relationships with its customers, (ii) negligence or misconduct with respect to the Company, or any of its respective affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of his/her employment; (iii) refusal, failure or inability to perform any material obligation or fulfill any duty to the Company, which failure, refusal or inability is not cured within 15 days after delivery of notice thereof; or (iv) material breach of any agreement with or duty owed to the Company.  Notwithstanding the foregoing, if a Participant and the Company have entered into a written employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then “Cause” shall have the meaning defined in such agreement.

2.9.                            Change of Control

Shall mean the occurrence of any of the following events provided that such event qualifies as a “Change in Control event” as defined under Code Section 409A and rulings and regulations issued thereunder:

(a)                                 If any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.  However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change of Control of the Company.

Provided, however, that acquisition of additional control by a person, or more than one person acting as a group, will not result in a Change of Control if such person or group already has effective control of the Company.

(b)                                 Either:

(1)                                 Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or

(2)                                 A majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election, provided that this only applies if no other corporation is a majority shareholder of the Company.

Provided, however, that acquisition of additional control by a person, or more than one person acting as a group, will not result in a Change of Control if such person or group already has effective control of the Company.

(c)                                  A change in the ownership of a substantial portion of the Company’s assets.  For this purpose, a change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than

40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, a change in ownership shall not be taken into account if the Company continues to exercise control over the assets, for example, in a sale/leaseback transaction.

2.10.                     Code

Shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.11.                     Company

Shall mean the AmerisourceBergen Corporation, and any successor thereto.

2.12.                     Compensation Limit

Shall mean the limit under Section 40l(a)(17) of the Code as in effect for a Plan Year.

2.13.                     Effective Date

Shall mean the date the Plan becomes operative; the Effective Date is January 1, 2006.

2.14.                     Employee

Shall mean any person who is a common law employee of an Employer.

2.15.                     Employer

Shall mean the Company and any subsidiary or affiliated organization.

2.16.                     ERISA

Shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.17.                     Executive Lead Team

Shall mean the Senior Vice Presidents and Executive Vice Presidents reporting directly to the Chief Executive Officer.

2.18.                     Participant

Shall mean any Employee who is eligible to participate in the Plan pursuant to Article III; provided, however, an Employee shall only be a Participant eligible to have Benefit Restoration Plan Credits credited to his Account while he meets the eligibility requirements prescribed below.  If he subsequently fails to satisfy such requirements after becoming a Participant, he shall no longer be a Participant for purposes of Section 4 and shall not be eligible to have Benefit Restoration Plan Credits credited to his Account for any period in which he fails to meet such requirements, but remain a Participant for the other purposes of the Plan to the extent of any existing Account balance.

2.19.                     Plan

Shall mean the AmerisourceBergen Corporation Benefit Restoration Plan as set forth herein and as amended from time to time.

2.20.                     Plan Administrator

Shall mean the person or persons or the committee appointed pursuant to Section 9.1.

2.21.                     Plan Year

Shall mean the calendar year; provided, however, that the first Plan Year shall be the period beginning January 1, 2006 and ending December 31, 2006.

2.22.                     Termination Date

Shall mean the date that an Employee ceases to be employed by an Employer for any reason.

2.23.                     Total and Permanent Disability

Shall mean a Participant’s inability, due to accident, injury, or disease, to engage in any work for remuneration or profit for the balance of his life.  In addition, Total and Permanent Disability shall also mean a condition that would qualify a Participant for benefits under the AmerisourceBergen Drug Corporation Long-Term Disability Plan.  Disability resulting from the following causes shall not constitute Total and Permanent Disability under the Plan:

(a)                                 service in the Armed Forces or Merchant Marine of the United States or any other country;

(b)                                 warfare or acts of a public enemy;

(c)                                  willful participation in any criminal act;

(d)                                 intentionally self-inflicted or self-incurred injury; or

(e)                                  use of drugs or narcotics contrary to law.

2.24.                     Valuation Date

Shall mean the last business day of each calendar month in the Plan Year or more frequently as the Plan Administrator shall designate.

2.25.                     Years of Service

Shall mean the total number of full years the participant has been actively employed by the Company or an Affiliated Employer, including employment provided to a predecessor company acquired by or merged into the Company or an Affiliate Employer, provided that the participant was actively employed by the predecessor at the time of the acquisition or merger.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1.                            Eligibility and Commencement of Participation

An Employee of the Employer shall be eligible to participate in the Plan if:

(a)                                 Such Employee is the Chief Executive Officer of the Company or a member of the Executive Lead Team and such Employee either (i) has been continuously employed with the Employer in such position for at least one (1) year; (ii) has been continuously employed with the employer for an aggregate of at least two years in a Level 2 position or above or (iii) was employed with the Employer in such position on November 1, 2013; or

(b)                                 Such Employee is continuously employed with the Employer for at least two (2) years in a position that is considered by the Company, in accordance with its generally applicable policies and procedures, to be a “Level 1” or a “Level 2” position.  For this purpose, if a position with the Employer is elevated by the Company to a “Level 1” position, prior service in such position will be taken into account for each Employee employed in that position on the date the elevation to “Level 1” become effective.

Notwithstanding the foregoing, no Employee shall be eligible to participate in the Plan if such Employee is not a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201, 301 and 401 of ERISA as determined by the Plan Administrator.

An Employee shall be eligible to enter the Plan and become a Participant effective as of the date he or she first meets the eligibility requirements described above.  Notwithstanding the foregoing, if, as of a date an Employee would otherwise first become eligible to participate in the Plan (including for this purpose a previously eligible Employee who ceased to be eligible and who subsequently meets the eligibility requirements of the Plan), the number of other Participants in the Plan who, as of the immediately preceding date, meet the requirements for active participation in the Plan is equal to at least forty (40), then such Employee will not become eligible to participate in the Plan unless and until his or her participation is specifically approved by the Board of Directors.

3.2.                            Notification

The Plan Administrator shall notify in writing each Employee whom it has determined is eligible to participate in the Plan and shall advise in writing of the rights, privileges and duties of a Participant in the Plan.  The Plan Administrator shall provide forms to Participants so that they may designate a Beneficiary or Beneficiaries pursuant to Section 8.1.

ARTICLE IV

EXECUTIVE RETIREMENT PLAN CREDITS

4.1.                            Initial Benefit Restoration Plan Credit

As soon as administratively practicable after the Effective Date, the Account of each Employee who is a) a Participant as of the Effective Date and b)who did not have a benefit under a non-qualified executive retirement plan sponsored by either AmeriSource Health Corporation or Bergen Brunswig Corporation,  shall have credited to his Account the amount (the “Initial Benefit Restoration Plan Credit”) approved by the Chief Executive Officer and presented to the Benefits Committee. Annual Benefit Restoration Plan Credit

The Account of a Participant who meets the eligibility requirements of Section 3.1 on the last day of the Plan Year shall be credited with an amount (the “Benefit Restoration Plan Credit”) as hereinafter determined.  The Annual Benefit Restoration Plan Credit shall be equal to 4% of the amount, if any, by which the sum of such Participant’s Base Salary and Bonus for such Plan Year exceeds the Compensation Limit for such Plan Year.  Notwithstanding the foregoing, the Annual Benefit Restoration Plan Credit for a Plan Year made to the Account of a Participant who is employed in Canada shall be equal to 4% of the Participant’s Base Salary and earned bonus in such Plan Year less the maximum amount that can be allocated to a Participant for such Plan Year under a defined contribution plan qualified under Canadian tax law.  In the case of a newly eligible Employee, Base Salary and Bonus (or earned bonus in the case of a Participant who is employed in Canada) shall include all such amounts for the Plan Year, including for the portion of the Plan Year preceding the date such Employee first becomes eligible to participate in the Plan. Only Participants who, on the last day of the Plan Year, are employed with the Employer and meet the eligibility requirements of Section 3.1 shall be entitled to an Annual Benefit Restoration Plan Credit for such Plan Year.  The Annual Benefit Restoration Plan Credit for a Plan Year shall be credited to a Participant’s Account as soon as administratively practicable after the end of such Plan Year.

ARTICLE V

VESTING

5.1.                            Vesting

Upon his Termination Date, a Participant shall have a vested interest in his Account in accordance with the following schedule:

Age at Termination Date	Years of Service	Vested Percentage
Prior to age 55	Any Tenure	0%
Age 55-62	Less than 5	50%
	6-15 years	75%
	More than 15 years	100%

Age 62 or older	Any tenure	100%

Notwithstanding the foregoing, a Participant shall become one hundred percent (100%) vested interest in his Account upon the earliest to occur of the following events:

(a)                                 such Participant’s death;

(b)                                 such Participant’s Total and Permanent Disability; or

(c)                                  upon a Change of Control;

provided, however, in each case, the Participant is in the employment of an Employer when the event described in (a), (b), or (c) above, as applicable, occurs.

5.2.                            Forfeiture of Unvested Balances

If a Participant ceases to be employed by any Employer, other than by death or Total and Permanent Disability, prior to having a 100% vested interest in his Account, such Participant shall forfeit his non-vested Account balance and such Participant, or his Beneficiary, shall not have any further entitlement to the amounts so forfeited.

5.3.                            Forfeiture for Cause Termination

If a Participant ceases to be employed by any Employer as a result of being terminated for Cause, such Participant shall forfeit his entire account (whether or not such account had previously been considered vested) and such Participant, or his Beneficiary, shall not have any further entitlement to the amounts so forfeited.

ARTICLE VI

PARTICIPANT ACCOUNTS

6.1.                            Separate Account

The Plan Administrator shall maintain a separate Account for each Participant in order to reflect his interest in the Plan.

6.2.                            Investment Credits and Debits

A Participant’s Account shall be credited and debited with investment gains and losses.  The Plan Administrator may establish a procedure whereby each Participant can elect that amounts credited to his Account shall be credited and debited with investment gains and losses by allocating his Account among the investment options, if any, specified by the Plan Administrator from time to time.  Any such election shall be only for the purpose of determining gains and losses to be credited to a Participant’s Account and shall not require that any assets be invested in such investment options or otherwise segregated or set aside for the benefit of a Participant.

Notwithstanding the forgoing, the Board of Directors, or the extent delegated by the Board of Directors, the Plan Administrator shall have the sole power to determine whether and the extent to which investment options shall be available under the Plan, and the terms and conditions under which such investment options will be, from time to time, offered through this Plan.

6.3.                            Valuation of Account

As of a Valuation Date, the Plan Administrator shall adjust the previous Account balance for Benefit Restoration Plan Credits, investment credits and debits and distributions.  Upon complete distribution of a Participant’s Account as provided for in Section 7.1, Section 7.2 or Section 7.3, the Participant’s Account shall be canceled and he or she shall cease to be a Participant.

6.4.                            Participant Statement

At least annually or more frequently as the Plan Administrator shall determine, the Plan Administrator shall provide the Participant with a statement of his Account balance.

ARTICLE VII

DISTRIBUTION OF BENEFITS

7.1.                            Payment of Benefits Upon Termination of Employment

A Participant shall receive a distribution of his vested Account in a single lump sum amount as soon as administratively practicable following (but in no event later than 75 days following) the first Valuation Date that occurs after the date that is six months after the Participant’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), including by reason of Total and Permanent Disability, with the Employer and each Affiliated Employer.

7.2.                            Payment of Benefits Upon Death

If a Participant dies prior to termination of employment, his Beneficiary shall receive a distribution of the Participant’s Account in a single lump sum amount as soon as administratively practicable following the Valuation Date which occurs coincident with or next following the Participant’s death, but in no event later than March 15 of the calendar year following the calendar year in which the Participant died.

7.3.                            Payment of Benefits Upon a Change of Control

In the event that there is a Change of Control, such Participant shall receive a distribution of his Account in a single lump sum amount as soon as administratively practicable following such Change of Control, but in no event later than March 15 of the calendar year following the calendar year in which such Change in Control occurred.

7.4.                            Small Benefit Cash-Out

The Plan Administrator reserves the right to cash out a Participant’s Account if the aggregate value of the Participant’s Account, together with any other deferred amounts under agreements, methods, programs, or other arrangements treated with the Plan as a single nonqualified deferred compensation plan under Treas. Reg. 1.409A-1(c)(2), is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code.

ARTICLE VIII

BENEFICIARY DESIGNATION

8.1.                            Beneficiary Designation

A beneficiary designation can only be made on forms prescribed by the Plan Administrator for such purpose and shall only be effective when filed with the Plan Administrator during the Participant’s lifetime.

8.2.                            Change in Beneficiary Designation

Any beneficiary designation may be changed by the Participant without the consent of any designated Beneficiary by filing the prescribed form with the Plan Administrator.  The filing of a new beneficiary designation election will cancel the previous beneficiary designation.  However, any beneficiary designation shall remain in effect until a new beneficiary designation election is made in accordance with the foregoing.

8.3.                            Lack of Beneficiary Designation or Surviving Beneficiary

If the Plan Administrator determines, in his sole discretion, that a Beneficiary has not been designated under the Plan or if no designated Beneficiary is surviving, distribution shall be made to the Participant’s spouse and if there is no spouse, in equal shares to any surviving children of the Participant.  In the event none of the above-named individuals survives the Participant, distribution shall be made in a lump sum to the executor or administrator of the Participant’s estate.

ARTICLE IX

ADMINISTRATION OF THE PLAN

9.1.                            Appointment of the Plan Administrator

The day-to-day Plan administration, as provided herein, including the supervision of the payment of all benefits to Participants and their beneficiaries, shall be vested in and be the responsibility of the Plan Administrator.  The Plan Administrator and its successors shall be appointed from time to time by the Board of Directors and shall serve at the pleasure of the Board of Directors, without compensation, unless otherwise determined by the Board of Directors.  In the absence of a specific appointment in accordance with the foregoing, AmerisourceBergen Corporation shall be the Plan Administrator.

9.2.                            Committee as Plan Administrator

If the Plan Administrator is a committee, the committee shall conduct its business and hold meetings as determined by it from time to time.  A majority of the committee shall have the power to act, and the concurrence of any member may be by telephone, telegram or letter.  The committee may delegate any one of its members to carry out specific duties and to sign appropriate forms and authorizations.  In carrying out its duties, the committee may, from time to time, employ an administrative organization and agents and may delegate to them administrative and limited discretionary duties as it sees fit, and may consult with counsel, who may be of counsel to the Employer.

The committee shall elect from its members a Chairman and a Secretary and shall appoint such subcommittees as it shall deem necessary and appropriate, and may authorize one (1) or more of its members or any agent to execute or deliver any instrument on its behalf and do any and all other things necessary and proper in the administration of the Plan.

9.3.                            Expenses of the Plan Administrator and Plan Costs

The expenses of administering the Plan, including the printing of materials related thereto, the disbursement of benefits thereunder, and the compensation of administrative organizations, agents, consultants, actuaries, or counsel shall be paid by the Employer.

9.4.                            Records of the Plan Administrator

The Plan Administrator shall keep a record of all its proceedings, which shall be open to inspection by the Employer.

9.5.                            Plan Administrator’s Right to Administer and Interpret the Plan

The Plan Administrator shall have the absolute power, discretion, and authority to administer and interpret the Plan and to adopt such rules and regulations as in the opinion of the Plan Administrator are necessary or advisable to implement, administer, and interpret the Plan, or to transact its business.  Such rules and regulations as are adopted by the Plan Administrator shall be binding upon any persons having an interest in or under the Plan.

9.6.                            Claims Procedure

(a)                                 The Plan Administrator will advise each Participant and Beneficiary of any benefits to which he is entitled under the Plan.  If any person believes that the Plan Administrator has failed to advise him of any benefit to which he is entitled, he may file a written claim with the Plan Administrator.  The claim shall be reviewed, and a response provided, within 90 days of the Plan Administrator’s receipt of the claim; provided, however, that in special circumstances the Plan Administrator may extent the response period for up to an additional 90 days provided the Plan Administrator so notifies the claimant in writing and specifies the reason or reasons for such extension.  Every claimant who is denied a claim for benefits shall be provided with written notice setting forth in a manner calculated to be understood by the claimant:

(1)                                 the specific reason or reasons for the denial;

(2)                                 specific reference to pertinent Plan provisions on which denial is based;

(3)                                 a description of any additional material or information necessary for the claimant to perfect the claim; and

(4)                                 an explanation of the claim review procedures set forth in paragraph (b), below.

(b)                                 Within 60 days of receipt by a claimant of a notice denying a claim under the Plan under paragraph (a), the claimant or his duly authorized representative may request in writing a full and fair review of the claim by the Plan Administrator.  The Plan Administrator may extent the 60-day period where the nature of the benefit involved or other attendant circumstances make such extension appropriate.  In connection with such review, the claimant or his duly authorized representative may review pertinent documents and may submit issues and comments in writing.  The Plan Administrator shall make a decision promptly, and not later than 60 days after the Plan Administrator’s receipt of a request for review, unless special circumstances (such as the need to hold a hearing, if the Plan Administrator deems one necessary) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review.  The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

9.7.                            Responsibility and Authority of the Plan Administrator

The responsibilities and authority of the Plan Administrator shall not exceed the limitations of this Article IX.  The Plan Administrator shall direct the Employer to make payments to Plan Participants or beneficiaries as provided under the Plan.

9.8.                            Indemnity of the Plan Administrator

The Employer shall indemnify and hold harmless the Plan Administrator against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE X

AMENDMENT AND TERMINATION

10.1.                     Amendment

The Company shall have the right to amend or modify the Plan in whole or in part at any time or from time to time; provided, however, that no amendment shall have the effect of reducing the amount of the benefit which has accrued to a Participant as of the amendment date.  Any such amendment shall be made pursuant to a resolution of the Board of Directors.

10.2.                     Termination

Although it is the expectation of the Company that this Plan will be continued indefinitely, the continuance of the Plan is not assumed as a contractual obligation of the Company, and the right is reserved at any time to discontinue and terminate this Plan.  The Employer reserves the right to terminate the Plan at any time.  However, no termination shall have the effect of reducing the amount of the benefit which has accrued to a Participant as of the termination date.  The Plan may only be terminated by resolution of the Board of Directors.  Except as provided below, upon such termination, a Participant’s vested Account shall be held and administered in accordance with the terms of the Plan until distributed pursuant to Article VII.

Notwithstanding the foregoing, at the sole discretion of the Board of Directors, vested Accounts may be paid to Participants by reason of termination of the Plan, as follows:

(a)                                 If the Plan terminates within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of:

(1)                                 The calendar year in which the plan termination occurs;

(2)                                 The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(3)                                 The first calendar year in which the payment is administratively practicable.

(b)                                 If the Plan terminates within the 30 days preceding or the 12 months following a change of control as defined in Treasury Regulations issued under Code Section 409A (including a change of ownership, a change of effective control or a change in the ownership of a substantial portion of the assets of the corporation as provided for in such Regulations).  For this purpose, an arrangement will be treated as terminated only if all substantially similar arrangements sponsored by the Company and the Affiliated Employers are terminated, so that the Participant in the arrangement and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of termination of the arrangements.

(c)                                  If the Plan terminates, provided that:

(1)                                 All arrangements sponsored by the Company and the Affiliated Employers that would be aggregated with any terminated arrangement under Treas.  Reg. §1 .409A-l(c) if the same Participant participated in all of the arrangements are terminated;

(2)                                 No payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements;

(3)                                 All payments are made within 24 months of the termination of the arrangements; and

(4)                                 The Company and the Affiliated Employers do not adopt a new arrangement that would be aggregated with any terminated arrangement under Treas.  Reg. § 1 .409A-l(c) if the same Participant participated in both arrangements at any time within five years following the date of termination of the arrangement.

ARTICLE XI

MISCELLANEOUS

11.1.                     Unsecured Creditor

A Participant or his Beneficiary under this Plan shall have solely those rights of an unsecured creditor of such Participant’s Employer.  An Employer shall have no liability to pay benefits to a Participant who was not its Employee or to the Beneficiary of a Participant who was not its Employee.  Except to the extent otherwise provided in any trust established by the Employer to pay Plan benefits, as described in Section 11.2, no assets of the Employer shall be deemed to be held in trust for any Participant or his Beneficiary, nor shall any assets be considered security for the performance of obligations of the Employer and said assets shall at all times remain unpledged, unrestricted general assets of the Employer.  The Employer’s obligation under the Plan shall be an unsecured and unfunded promise to pay at a future date benefits to or on behalf of its Employees who are Participants.

11.2.                     Unfunded Plan

The Employer may, in its sole discretion, contribute assets to a trust fund in order to pay some or all benefits to Participants and their Beneficiaries.  However, no funds or assets shall be segregated or physically set aside with respect to the Employer’s obligations under the Plan in a manner which would cause the Plan to be “funded” for purposes of ERISA.  This Plan shall be maintained to provide supplemental retirement benefits for a select group of management and highly compensated employees.  Any Participant’s Account under the Plan is maintained for recordkeeping purposes only and is not to be construed as funded for tax or ERISA purposes.  If the Employer establishes a trust fund in connection with the Plan, the assets of such trust fund shall be subject to the claims of the general creditors of the Employer in the event that the Employer becomes insolvent.

11.3.                     Non-Assignability

A Participant or Beneficiary shall not have any right to commute, sell, pledge, assign, transfer or otherwise convey the right to receive any payment under this Plan.  The right to any payment of benefits shall be non-assignable and non-transferable.  Except to the extent required by law, right to payment shall not be subject to legal process or levy of any kind.

11.4.                     Not a Contract of Employment

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein.  Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time.

11.5.                     Receipt or Release

Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Company and all Employers as they relate to the benefits under this Plan, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

11.6.                     Governing Law

The provisions of this Plan shall be construed and interpreted under the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

11.7.                     Binding Agreement

This Plan shall be binding on the parties hereto, their heirs, executors, administrators, and successors in interest.

11.8.                     Invalidity of Certain Provisions

If any provision of this Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof and this Plan shall be construed and enforced as if such provision had not been included.

11.9.                     Incapacity

In the event that any Participant is unable to care for his affairs because of illness or accident, any payment due may be paid to the Participant’s spouse, parent, brother, sister or other person deemed by the Plan Administrator to have incurred expenses for the care of such Participant, unless a duly qualified guardian or other legal representative has been appointed.

11.10.              Forfeiture

Notwithstanding any other provision of this Plan, any payment or distribution to a Participant under the Plan which is not claimed by the Participant, Beneficiary, or other person entitled thereto within three years after becoming payable shall be forfeited and canceled and shall remain with the Company and no other person shall have any right thereto or interest therein.  None of the Plan Administrator, the Company nor any Employer shall have any duty to give notice that amounts are payable under the Plan to any person other than the Participant.

11.11.              Headings Not Part of Agreement

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof

11.12.              Masculine, Feminine, Singular and Plural

The masculine shall include the feminine and the singular shall include the plural and the plural the singular wherever the person or entity or context shall plainly so require.

11.13.              Withholding of Taxes

It is the intent of the Employer that amounts accrued under the Plan shall not be subject to federal income tax until distributed from the Plan.  However, the Employer does not guarantee or warrant that Plan benefits will be excludable from a Participant’s gross income for federal or state income tax purposes until distributed, and the Participant (or beneficiary) shall in all cases be liable for any taxes due on benefits attributable to such Participant or beneficiary.

The Employer shall make appropriate arrangements to (a) withhold FICA/FUTA taxes due on amounts accrued and vested under the Plan and (b) withhold federal and state income taxes due on amounts distributed from the Plan.  Further, the Employer may make appropriate arrangements to withhold for any other taxes required to be withheld by any government or governmental agency.

11.14.              Number of Counterparts

This Plan may be executed in any number of counterparts, each of which when duly executed by the Employer shall be deemed to be an original, but all of which shall together constitute but one instrument, which may be evidenced by any counterpart.

IN WITNESS WHEREOF, this Plan has been amended effective December 1, 2013.

Attest:		AMERISOURCEBERGEN CORPORATION

By:	/s/ Donna Dasher	By:	/s/ Tim Guttman
Tim Guttman

		Title:	SVP, Chief Financial Officer

AMERISOURCEBERGEN CORPORATION		AMERISOURCEBERGEN CORPORATION

By:	/s/ Jack Quinn	By:	/s/ June Barry
	Jack Quinn		June Barry

Title:	VP, Treasurer	Title:	SVP, Human Resources

AMERISOURCEBERGEN CORPORATION		AMERISOURCEBERGEN CORPORATION

By:	/s/ Peyton Howell	By:	/s/ John Chou
	Peyton Howell		John Chou

Title:	President, Global Sourcing	Title:	EVP, General Counsel